Exhibit 14

COMPUTER VISION SYSTEMS LABORATORIES, CORP.

CODE OF BUSINESS CONDUCT AND ETHICS

Proper Business Conduct and Ethics

Computer Vision Systems Laboratories, Corp. and its subsidiaries (collectively, the “Company,” “we,” “our,” or “us”) and each of its officers, directors, and employees are to conduct the business and affairs of the Company with honesty and integrity.  As an officer, director, or employee of the Company, you are expected to adhere to high standards of conduct.  The Company’s objective is that all persons who deal with us believe that we not only scrupulously follow the law, but also act ethically and honestly.

You are expected to be honest and ethical in dealing with each other, customers, vendors, and all others.  You must also respect the rights of your co-workers, associates, and all others.  Your actions must be free from discrimination, libel, slander, or harassment.  Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status, handicap, or disability.

Misconduct cannot be excused because it was directed or requested by another person, even one with a higher position in the Company.  In this regard, you are expected to alert management whenever an illegal, dishonest, or unethical act is discovered or suspected.  You will not be penalized by us for any good faith report of your discoveries or suspicions.

This Code of Business Conduct and Ethics (this “Code”) sets out general principles that bind our officers, directors, and employees in determining proper business conduct and in making ethical decisions as they perform their duties.  We will also expect our independent sales representatives and independent contractors to be guided by this Code, subject to any exceptions to be agreed to by the Company.  The standards contained in this Code are not intended to address every specific situation.  If you encounter situations or areas not specifically addressed by this Code, you nonetheless are expected to perform your activities on behalf of the Company with honesty and integrity. If you are uncertain what to do, discuss your concerns with your supervisor before acting, or follow the steps outlined below under “Reporting Violations.”

A violation of the standards contained in this Code will result in disciplinary action by us, including possible dismissal, without additional warning.  We also reserve the right to take disciplinary action with respect to other conduct of our officers, directors, and employees, whether or not the conduct is expressly discussed in this Code, if we determine that the conduct is illegal, dishonest, or unethical.

All of our officers, directors, and employees have a responsibility to understand and follow this Code, and we will request and expect our independent sales representatives and independent contractors to be guided by this Code to the extent applicable (so that each reference in this Code to an “employee” or “employees” or “personnel” shall include those independent sales representatives and independent contractors, unless the context otherwise requires, or unless otherwise stated), again subject to any exceptions to be agreed to by the Company.  To that end, all of our officers, directors and employees are required to execute an Acknowledgment of that responsibility and deliver it to the                                                                                      (the “Responsible Officer”), which will be kept in their personnel files.  Our independent sales representatives and independent contractors will also be expected to execute a separate Acknowledgment of this Code as a guideline, and deliver it to the Responsible Officer.  This Code only applies as a guideline to independent sales representatives and independent contractors, during the times and within the context of their agreed services to and/or work for the Company, directly or indirectly.  Independent sales representatives or independent contractors requiring an exception to this Code for the purpose of legitimate work or services for the Company, should notify the Responsible Officer.  Any such exceptions must be in writing and signed by the Company.  (A few sentences or phrases of this Code are wholly inapplicable to independent contractors other than independent sales representatives; they are marked with a double asterisk at the end of such phrases or sentences.)  The forms of Acknowledgment for these respective purposes are attached to this Code.  Please read this Code and, once you believe you understand it, execute your Acknowledgment and deliver it to the Responsible Officer.

All of our officers, directors, and employees also are responsible for complying with all of our other policies and procedures that are applicable to them, including our employee handbook, other codes of ethics for particular persons, and other workplace rules that we may from time to time communicate, all of which supplement this Code.

Conflicts of Interest

You must avoid any personal activity, investment, or relationship that could reasonably appear to interfere with, good judgment concerning the Company’s best interests.  You may not exploit your position or relationship with the Company for personal gain.  You should avoid even the appearance of a conflict.  Although it is impossible to list all the situations in which possible conflicts of interest might arise, examples are as follows:

•                  causing the Company to engage in business transactions for the purpose of benefiting any relatives or friends;

•                  seeking, giving, or receiving gifts of material value that are connected with business relationships;

•                  using nonpublic information of the Company, or any customer or vendor information, for personal gain by you, relatives, or friends (including securities transactions based on such information);

•                  having more than a relatively small financial interest in any of the Company’s vendors;**

•                  accepting compensation from a third party for services or products for which the  third party is being paid by the Company;

•                  speculating or dealing in materials, equipment, supplies, products, services, or properties purchased, leased, or sold by the Company, or for which negotiations for the Company to purchase, lease, or sell are pending or may reasonably be anticipated;

•                  while in the full-time employment of the Company, serving as an owner, officer, director, employee, or consultant of, performing services for, or receiving income from any business or enterprise doing business with the Company, or seeking to do so, without the Company’s prior written approval,** or

•                  competing, or preparing to compete, with the Company.**

There are other situations in which a conflict of interest might arise or appear to arise.  If you have concerns about any situation, follow the steps outlined below under “Reporting Violations.”

Corporate Opportunities

All of our officers, directors, and employees have a duty to advance our legitimate business interests when the opportunity to do so arises.  Our officers, directors, and employees may not take personal advantage of opportunities that are discovered through the use of the Company’s property, information, or position.**

Accuracy of Books, Records, and Periodic Reports

Full, fair, accurate, timely, and understandable disclosures in our financial statements, periodic reports filed with the United States Securities and Exchange Commission, and other public communications is legally required and is essential to the success of our business.  Accordingly, such statements, reports, and communications are to be prepared with care in accordance with the following guidelines:

•                  All of our accounting records and other financial information, as well as reports and statements produced from those records, must be in accordance with applicable laws and regulations and with the standards of The Nasdaq Stock Market or any securities exchange on which our stock is traded.

•                  All of our records must fairly and accurately reflect the transactions or occurrences to which they relate.

•                  All of our records must fairly and accurately reflect, in reasonable detail, our assets, liabilities, revenues, and expenses.

•                  Our accounting records must not contain any false or intentionally misleading entries.

•                  No transactions should be intentionally misclassified as to accounts, departments, or accounting periods.

•                  All of our transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•                  No information should be concealed from, and no false or misleading information should be given to, our internal auditors, if any, or our independent auditors.

•                  No person should attempt to coerce or improperly influence our internal auditors, if any, or our independent auditors.

•                  No individual should ask or instruct any of our customers, vendors, or agents to provide false or misleading information to, or conceal any information from, our internal auditors, if any, or our independent auditors.

•                  Compliance with our internal controls over financial reporting and all other internal controls is required.

Though these standards are primarily applicable to our accounting and financial personnel, all of  our other officers, directors, employees, and other personnel must report accurately and in appropriate detail on the transactions in which they are involved, so that our accounting and financial personnel can properly characterize and account for those transactions.  In this area, perhaps more than any other, a cooperative effort from all of our personnel is absolutely necessary and expected.

Gifts, Bribes, and Kickbacks

Other than gifts not material in value that are given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, the Company’s customers and vendors.  Other gifts may be given or accepted only with prior approval of your immediate supervisor or senior management.  You should not put the Company or yourself in a position that would be embarrassing if the gift were made public.

Dealing with government employees is often different than dealing with private persons.  Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment.  You must be aware of and strictly follow these prohibitions.

Any employee, officer, or director who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities.  A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Loans

We are prohibited from extending personal credit, or arranging for the extension of personal  credit or any renewal of personal credit, to our officers or directors.  Other employees may not request or accept a loan or payroll advance from the Company, except travel advances made in the ordinary course of business and/or loans made in accordance with established procedures under our benefit programs.

Improper Use or Theft of the Company’s Property

Every employee, officer, and director must safeguard our property from loss or theft and may not take or commit our property for personal use.  Our property includes confidential information, software, computers, office equipment, and supplies.  You must appropriately secure all of our property within your control to prevent its unauthorized use.  Using our computers or communications systems to access or distribute personal and/or non-business related information, data, or graphics is prohibited; but incidental personal use of telephones, computers, e-mail and the internet is permitted as long as it does not distract from the job responsibilities of the employee, officer or director and is in compliance with relevant law and the Company’s ethical standards, policies and procedures.  All electronic information transmitted, received, or contained in our information systems is our property and, as such, is to be used solely for job-related purposes.

Covering Up Mistakes; Falsifying Records

Mistakes should never be covered up, but should be immediately fully disclosed and corrected.  Falsification of any Company, customer, vendor, or other third-party record is prohibited.

Discrimination and Harassment

We believe that the diversity and abilities of our employees are among our greatest assets and that all individuals deserve an equal opportunity on the basis of skill, dedication, knowledge, and experience.  It is our policy that the recruiting, hiring, transferring, promoting, compensating, disciplining, and terminating of employees will be without discrimination on the basis of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status, handicap, or disability.  All persons will be treated equally and in conformity with the anti-discrimination laws of the jurisdictions where we do business.

No employee shall engage in, or permit any person that reports to him or her to engage in, conduct that is intentionally degrading, demeaning, or offensive to any other person.

We have adopted, and in the future we will adopt, various written policies regarding our employment practices.  Each employee is responsible for becoming familiar with the scope and content of those policies and implementing those policies within his or her area or areas of responsibility.

Confidential Information

Among our most significant assets are our trade secrets and other confidential information.  All of our officers, directors, and employees must take care to protect this information just as we do with any of our physical assets.  Be careful never to discuss with anyone outside the Company any of our information that is not publicly available.  Although it is impossible to list all of our confidential information, examples are as follows:

•                  Unannounced products and services

•                  Trade secrets and intellectual property

•                  Earnings that are not publicly disclosed

•                  Pricing

•                  Capital requirements

•                  Business plans and projections

•                  Business or vendor negotiations

•                  Marketing and service strategies

•                  Personnel information

•                  Vendor or customer information

Officers, directors, and employees should be careful not to inadvertently discuss confidential information with authorized personnel in the presence of anyone who is not authorized.  This also applies to discussions with family members or friends who might unintentionally and innocently pass the information along.  Discussions on Internet chat rooms of our confidential information is also prohibited.  Officers, directors, and employees have an ongoing obligation to safeguard this information even after they are no longer employed by us or no longer have a business relationship with us.

Gathering Competitive Information

You may not accept, use, or disclose the confidential information of our competitors.  When obtaining competitive information, you must not violate the rights of our competitors.  Particular care must be taken when dealing with competitors’ customers, vendors, and ex-customers, ex-vendors, and ex-employees.  Never ask for confidential or proprietary information.  Never ask a person to violate a non-competition, non-solicitation, or non-disclosure agreement.

Unauthorized Statements or Defamation and Misrepresentation

Our officers, directors, and employees are expected to use appropriate judgment and discretion in their formal and informal communications relating to our business (including memoranda and e-mail correspondence).  Communications relating to our business must avoid inappropriate or derogatory comments about other individuals or companies, unprofessional language, and unauthorized financial, legal, or business statements.  In particular, even aggressive marketing should not include misstatements, innuendo, or rumors about our competition or their products, services, or financial condition.  Do not make unsupportable promises concerning our services or products.

Use of Company and Third-Party Software

All third-party software that we use must be properly licensed to us.  The license agreements for third-party software may place various restrictions on the disclosure, use, and copying of that software.

Our software and third-party software may be distributed and disclosed only to persons authorized to use it, and to vendors and customers in accordance with terms of a written agreement with us.

Our software and third-party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

Developing Software

Persons involved in the design, development, testing, modification, or maintenance of our software must not tarnish or undermine the legitimacy and “cleanliness” of our software by copying or using unauthorized third-party software or confidential information.  You may not possess, use, or discuss proprietary computer code, output, documentation, or trade secrets of others unless authorized by them.  Intentional duplication or emulation of the “look and feel” of others’ software is not permissible.

Compliance with Laws

It is our policy to comply with all laws and regulations that apply to our business.  As you conduct the Company’s business, you may encounter a variety of legal issues.  If you have questions on specific laws or regulations, contact our senior management.

Fair Dealing

No officer, director, or employee of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Business with Others

We expect that our consultants, agents, vendors, franchisees, and other persons and entities with which we do business will adhere to lawful and ethical business practices.  We will generally avoid doing business with persons or entities that violate applicable laws and regulations or have reputations that could harm our business.

Customer Relationship and Information

We are committed to providing our customers with high-quality products and services in a honest, confidential, friendly, and efficient manner, regardless of any customer’s age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status, handicap, or disability.  We are committed to treating the confidential information of or about our customers as required by applicable law and with at least the care that we use to protect our own confidential information.  We expect our access to such confidential information of or about our customers will be limited to those persons who need to know this information to carry out their duties.

Fair Competition and Antitrust Laws

We must comply with all applicable fair competition and antitrust laws.  These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition.  If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, please contact our senior management.

Securities Trading

It is illegal to buy or sell our stock while in possession of material information not available to the public.  “Material information” is information that would be important to a reasonable investor in deciding whether to buy, sell, or hold stock.  Persons who merely give undisclosed “inside” information to others might be as liable as persons who buy and sell our stock while possessing that information.  Securities laws may be violated if you, or any of your relatives or friends, trade in our securities or in the securities of any of our customers or vendors while possessing “inside” information.  You should review the Company’s insider-trading policy carefully and follow the policies and procedures that it describes.  Because of the complexity of this topic and the severity of the punishments that might be involved (which can include criminal prosecution), you should seek the advice of the Company’s Vice President—Finance regarding any questions about this topic.

Safety

We are committed to providing a safe workplace for all employees.  In addition, there are laws and regulations that impose responsibility on us to safeguard against safety and health hazards.  For those reasons, all officers, directors, employees, and those persons who are present at our locations are required to follow all safety instructions and procedures that we adopt.  If you have any questions about possible health and safety hazards at any or our locations, you should bring those questions to the attention of your supervisor as soon as possible.

If you have any questions about the laws or our policies governing workplace safety, you should contact the Responsible Officer.

Applicability; Questions

This Code applies to all of the officers, directors, and employees of the Company.  If you have any questions about this Code, please speak with your supervisor or, if you do not wish to communicate with that person regarding the matter, the Responsible Officer.

Administration

The Company’s Board of Directors, acting itself or through its Audit Committee or any other committee of directors (collectively, the “Board”), has the authority to administer, interpret, and enforce this Code.

Amendments and Waivers

The Board must review and reassess the adequacy of this Code at least once each year.  There shall be no waiver of any part of this Code, except as specifically permitted by this Code.  Any request for a waiver must be submitted in writing and must include a detailed description of the details and circumstances for which the waiver is requested.  Any request for a waiver made by an officer or director of the Company must be submitted to the Board.  All other requests for a waiver may be submitted to the Company’s Chief Financial Officer.  The determination by the Company’s Chief Financial Officer or the Board whether or not to grant the waiver shall be final and binding on the person requesting the waiver.  The Company’s Chief Financial Officer shall make a report to the Board, not less than once quarterly, of all waivers granted by him.  Generally, the granting of waivers is discouraged.

If any waiver is granted, the waiver will be disclosed to the fullest extent required by applicable law (including the standards of The Nasdaq Stock Market or any securities exchange on which our stock is traded) on our website (and/or in such other manner as may be required).  We believe that full disclosure allows our stockholders to evaluate the merits of the particular waiver and the performance of the person or group granting the waiver.

Reporting Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of your co-workers.  If you are powerless to stop suspected misconduct, or you witness the conduct or discover it after it has occurred, you should report it to the Responsible Officer, the Company’s Chief Financial Officer, or the Board if you honestly believe that conduct could be illegal, wrong, or in violation of this Code or one of our other policies.  As one of our employees, it is your duty and responsibility to report those problems.

Employees who report a problem in good faith and believe it to be true will not be reprimanded.  The only time employees will be disciplined for reporting a violation of this Code is when they deliberately report something that they know is false or misleading in order to harm someone else.

We expect all of our officers, directors, and employees to make prompt reports of suspected violations of this Code, regardless of the identity of the suspected offender.  Reporting suspected violations of this Code or of the law is particularly important because failure to report criminal activity can itself be considered a crime.  Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

If you are still concerned after reporting a suspected violation, or feel uncomfortable reporting the suspected violation to the appropriate person (for whatever reason), you may anonymously send a note, with any relevant documentation, to the Chairman of the Company’s Audit Committee of the Board, in care of the Company’s corporate Secretary.  Your communications will be dealt with anonymously and confidentially to the fullest extent possible.  You will be protected from retaliation if you are acting in good faith.

The Responsible Officer or other appropriate Company personnel will take appropriate action regarding, and (as warranted) investigate, all reports of suspected violations of this Code, including anonymous ones.  We expect all of our officers, directors, and employees to cooperate in the investigation of reported violations.  Failure to cooperate in any investigation may result in disciplinary action.

Disciplinary Action

We will fairly enforce this Code.  Violations of this Code will result in one or more of the following, depending on the nature, frequency, and severity of the violation:

•                  Warning;

•                  Reprimand (marked in personnel file);

•                  Probation;

•                  Temporary suspension;

•                  Discharge;

•                  Demand or legal proceedings for reimbursement of losses or damages; or

•                  Criminal or civil prosecution.

In determining what action is appropriate in a particular case, the Board or any of its designees may take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised before the violation as to the proper course of action, and whether or not the individual in question had committed any other violations in the past.

Protection Against Retaliation

Retaliation in any form against an individual who in good faith reports a violation of this Code or the law, even if the report is mistaken, or assists in the investigation of a reported violation, is itself a serious violation of this Code and applicable federal law.  Any officer, director, or employee responsible for reprisal against a person reporting any good-faith known or suspected violation of this Code or the law, or for assisting in an investigation of such a violation, will be subject to disciplinary action.

Conclusion

Ultimately, you are the guardian of the Company’s business conduct and ethics.  While there are no universal rules, when in doubt ask yourself:

•                  Will my actions be ethical in every respect and fully comply with the law and with Company policies?

•                  Will my actions have the appearance of impropriety?

•                  Will my actions be questioned by my supervisors, co-workers, clients, family, or the general public?

•                  Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your supervisor.  If you are still uncomfortable, please follow the steps outlined above under “Reporting Violations.”

THIS CODE IS INTENDED AS A GUIDE FOR THE PROFESSIONAL PERFORMANCE OF YOUR DUTIES.  NOTHING CONTAINED IN THIS CODE SHALL BE CONSTRUED AS CONTAINING TERMS AND CONDITIONS ENTITLING YOU TO EMPLOYMENT OR BINDING THE COMPANY TO CONTINUE TO EMPLOY YOU.  UNLESS YOU HAVE A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY, YOUR EMPLOYMENT WITH THE COMPANY IS “AT WILL,” AND WE RETAIN THE ABSOLUTE RIGHT TO TERMINATE ANY EMPLOYEE, AT ANY TIME, WITH OR WITHOUT CAUSE.  THE BOARD RETAINS THE RIGHT TO CHANGE THIS CODE AS IT DEEMS NECESSARY, WITH OR WITHOUT PRIOR NOTICE.

ACKNOWLEDGMENT

I certify that:

1.              I have received, read, and understand the Code of Business Conduct and Ethics (the “Code”) of Computer Vision Systems Laboratories, Corp. (the “Company”).  I understand that any of the executive officers of the Company are available to answer any questions I have regarding the Code.

2.              I will comply with the Code as long as I am an officer, director, or employee of the Company.

Signature:

Printed Name:

Date:

ACKNOWLEDGMENT

FOR

INDEPENDENT SALES REPRESENTATIVES AND INDEPENDENT CONTRACTORS

I certify that:

1.              I have received, read, and understand the Code of Business Conduct and Ethics (the “Code”) of Computer Vision Systems Laboratories, Corp. (the “Company”).  I understand that any of the executive officers of the Company are available to answer any questions I have regarding the Code.

2.              During the times and within the context of my agreed services to and/or work for the Company (directly or indirectly) as an independent sales representative or independent contractor, I agree that I will be guided by the Code to the extent applicable, subject to any exceptions agreed to by the Company.

3.              If I require an exception to the Code for the purpose of legitimate work or services for the Company, I will notify the Responsible Officer (as defined in the Code).  I acknowledge that any such exceptions must be in writing and signed by the Company.

Signature:

Printed Name:

Date: